Exhibit 99.1

AMERICAN EAGLE OUTFITTERS, INC.

Script for Twenty-Second Annual Meeting of Stockholders

June 4, 2015

Jay Schottenstein: Good morning ladies and gentlemen. My name is Jay Schottenstein. I am Executive Chairman and Interim Chief Executive Officer of American Eagle Outfitters. On behalf of Management, welcome to our Twenty-Second Annual Meeting of Stockholders.

I would now like to introduce the other directors of the Company who are here today:

•	Michael Jesselson

•	Thomas Ketteler

•	Cary McMillan

•	Janice Page

•	David Sable and

•	Noel Spiegel

Members of Management who are here today include:

•	Mary Boland, Executive Vice President, Chief Financial and Administrative Officer

•	Jen Foyle, Global Brand President - aerie

•	Chad Kessler, Global Brand President – American Eagle Outfitters

•	Michael Rempell, Executive Vice President and Chief Operating Officer

•	Simon Nankervis, Executive Vice President, Global Commercial Operations

•	Fred Grover, Executive Vice President of AE Corporation and President of the AE Foundation

•	Charlie Sandel, Senior Vice President, General Counsel

•	Judy Meehan, Vice President of Investor Relations

•	Helga Ying, Vice President of External Engagement & Social Responsibility and

•	Jennifer Stoecklein, Corporate Secretary

Before we get started, please keep in mind that any forward looking statements we may make today are subject to our Safe Harbor Statement and business risks, which can be found in our most recent 10-K and 10-Q.

2014 Immediate Priorities Slide

What a difference a year makes! As I said a year ago at this meeting, we had significant opportunities across the business. Our priorities focused on: Better merchandise, with improved style, quality and value; a stronger customer experience; creating efficiencies and reducing costs; and strengthening our store fleet while expanding globally.

I must congratulate our team for their strong execution and commitment to these priorities. Within a very difficult retail environment, AEO delivered a strong recovery last year, and our business remains strong into 2015. As we look across our direct peer set, AEO is truly a stand-out performer.

2014 Sequential Improvement Slide

Now, looking back at 2014 results.

Although in total it was a tough period, our business demonstrated improvement as the year progressed. In the second half, our merchandise initiatives and priorities began to have an impact. We were able to successfully reduce promotions. And as a result, comparable sales improved and operating margins expanded.

As Mary will review, our second half performance resulted in EPS growth of 26%. We are delighted to see momentum continue into 2015.

2015 Priorities Slide

As we look forward, we see tremendous opportunity. We will continue to raise the bar with outstanding merchandise, that’s on-trend and innovative, while offering great quality and value.

Within a weakened retail landscape, we have a real opportunity to gain share and dominate by leveraging our leading jeans and bottoms businesses. We will seek greater utilization of new technologies, including buy-online ship-from-store and reserve online. Our new fulfillment center will also provide efficiencies within our supply chain. We are beginning to see returns on investments we’ve made over the past several years; and, cost reductions across the company remain a focus.

Importantly, our growth opportunities are key to the future. We will continue to scale our aerie brand, which has enjoyed good success over the past few years. We have an outstanding team and see tremendous runway in the intimates market. In the digital business our focus is upgrading technologies, like our new mobile app, and improving the overall shopping experience. And, we will continue to expand globally through licensed stores and select company owned and operated markets.

I’ve been involved with AEO for many years, and I’m more optimistic than ever. We are in excellent financial condition and well positioned to win. The team is strong and, as we search for a permanent CEO, we will stay focused on delivering profitable growth and returns to our shareholders.

Now let me turn it over to Mary to review the financials.

First Half 2014 Results Slide

Mary Boland: Good morning. As Jay said, we made great progress throughout last year, and it’s reflected in our financial results. 2014 was a tale of two very different halves. As we began the year, the competitive environment was challenging and highly promotional, and merchandise missteps and exceptionally high markdowns led to very weak first half results. Revenue declined 4%, comparable sales declined 9%, and EPS of $0.05 was down 82% from the prior year.

Second Half 2014 Results Slide

Executing on our initiatives led to a much improved second half, despite ongoing competitive pressures. As we began to see merchandise strengthen over the course of the fall and holiday periods, we were able to step away from promotional activity. The result was a dramatic improvement in our AUR’s and the markdown rate.

For example, in the fourth quarter our AUR increased in the mid single digits and the margin expanded 320 basis points. We also effectively managed SG&A expense. On a 1% increase in sales, EPS increased 26% to $0.58.

First Quarter Recap Slide

Now moving forward to the first quarter.

We’re extremely pleased to see the business accelerate. Customers have responded well to stronger merchandise. Total revenue increased 8% and comparable sales rose 7%. Though the quarter was still very promotional from a competitive standpoint, we had a higher penetration of full-priced sales and lower promotional activity. Both AE and aerie generated higher sales and margins, and we saw greater consistency across the business. Gross profit increased 16% to $262 million due largely to less promotional activity. We are also pleased to see the efforts of our expense reductions. SG&A leveraged 210 basis points to 26.5% as a rate to revenue, and dollars were flat to last year. EPS of $0.15 increased significantly from EPS of $0.02 last year. We are in excellent financial condition, with first quarter ending cash of $327 million and no debt.

Positive trends have continued into the second quarter. Our EPS guidance of $0.11 to $0.14 assumes high single digit growth in comparable sales.

Financial Priorities Slide

Looking forward, we have plenty of runway for further financial improvement and earnings growth. First, we will focus on sales productivity. Capturing market share in our core American Eagle brand, scaling aerie and driving further growth in our digital business are priorities. And, we will profitably scale our brands globally, with a strong focus on ROI.

We see ongoing margin expansion opportunity as we: reduce markdowns, optimize our supply chain and sourcing operations, and drive leverage from our new fulfillment center. We’ll also optimize our omni-channel tools to create greater inventory utilization and efficiencies.

Finally, a focus on expense controls continues throughout the organization as we strive to yield better profit flow-through.

As Jay said, across the organization, we are intensely focused on executing our priorities, continuing our momentum and delivering strong earnings growth and returns to our shareholders.

Thank you and now we can take your questions.

[Management responded to question raised by meeting attendees.]

Charlie Sandel: Continuing with today’s business, at the direction of the Board of Directors, Notice of this meeting, a Proxy Statement and Proxy Card, or Internet Notice was sent on or about April 23, 2015 to all stockholders of record. Copies of the Proxy Statement and our Annual Report on Form 10-K are available at the door.

I would like to ask Jennifer Stoecklein to serve as Inspector of Election for this meeting.

Any stockholder present who desires to vote in person rather than by proxy should now raise your hand so the Inspector can furnish you a ballot to complete.

Will the Inspector determine and report whether a quorum is present.

Jennifer Stoecklein: We have a quorum. There are represented at this meeting in person or by proxy more than 50% of all shares entitled to vote at the meeting. The unofficial total of shares represented is 176,750,631 which is approximately 91% of all shares entitled to vote.

ELECTION OF DIRECTORS

Charlie Sandel: As stated in the Notice, the first item of business at this meeting is the election of directors. Our Board is divided into three classes. Three Class II directors will be elected today to serve until the 2018 annual meetings of stockholders. The nominees are:

- Janice Page, Retired Executive of Sears Roebuck & Company

- David Sable, Global Chief Executive Officer of Y&R and

- Noel Spiegel, Retired Partner at Deloitte & Touche, LLP

Mary, will you present the resolution?

Mary Boland: RESOLVED, that the following individuals, namely Janice Page, David Sable and Noel Spiegel be elected as Class II Directors to serve until the 2018 Annual Meeting of Stockholders or until their successors are elected.

Jennifer Stoecklein: I second the motion.

AUDITOR RATIFICATION

Charlie Sandel: The second item of business for this meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016 as described in our Proxy Statement. Mary, will you present the proposal?

Mary Boland: RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016.

Jennifer Stoecklein: I second the motion.

INTRODUCE ERNST & YOUNG

Charlie Sandel: Before I announce the results, I would like to introduce Carmine Romano, a partner at Ernst & Young, our independent auditors. Carmine, you have the opportunity to make a statement. Carmine is also available to answer any questions on our financial statements.

Carmine Romano: I have no comments to make at this time.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Charlie Sandel: The third item of business for this meeting is the proposal to hold an advisory vote on the compensation of our named executive officers. Mary, will you present the proposal?

Mary Boland: RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the Annual Meeting.

Jennifer Stoecklein: I second the motion.

Charlie Sandel: Will the Inspector of Election please collect any ballots. All results announced today are subject to verification and will be recorded in the minutes of this meeting to reflect the final count.

I am pleased to announce that each of the candidates for Director has been elected.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm has been approved.

The advisory vote on the compensation of our named executive officers has been approved.

Jay Schottenstein: Since there is no further business, I will now entertain a motion to adjourn.

Mary Boland: Mr. Chairman, I move that the meeting be adjourned.

Charlie Sandel: I second the motion.

Jay Schottenstein: Hearing no objection, this meeting is adjourned. Once again, thank you for attending. We appreciate your support.